Exhibit 5.1

                        November 5, 2004

Board of Directors
Fieldstone Investment Corporation
11000 Broken Land Parkway
Suite 600
Columbia, MD 21044

Ladies and Gentlemen:

        We are acting as counsel to Fieldstone Investment Corporation, a Maryland corporation (the "Company"), in connection with its registration statement on Form S-11, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the resale of up to 43,345,033 shares of the Company's common stock, par value $.01 per share (the "Shares") by the Selling Stockholders named in the prospectus which forms a part of the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents:

  1.
  An executed copy of the Registration Statement.

  2.
  The Amended and Restated Articles of Incorporation of the Company, as certified by the Maryland State Department of Assessments and Taxation on October 19, 2004 (the "Articles of Incorporation").

  3.
  The Bylaws of the Company (the "Bylaws").

  4.
  Resolutions of the Board of Directors of the Company adopted by unanimous written consent on November 10, 2003, relating to the issuance and sale of the Shares and arrangements in connection therewith (the "Resolutions").

  5.
  A certificate of the Secretary and General Counsel of the Company certifying that the Articles of Incorporation, Bylaws and Resolutions are complete, accurate, and in effect on the date hereof and as to certain other facts relating to the issuance and sale of the Shares.

        In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the applicable provisions of the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Maryland General Corporation Law, as amended" includes the applicable statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, and assuming the receipt by the Company of the consideration for the Shares specified in the resolutions of the Company's Board of Directors referred to in paragraph 4 above, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

        This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                        Very truly yours,

                        /s/ HOGAN & HARTSON L.L.P.

                        HOGAN & HARTSON L.L.P.